Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE

SECOND QUARTER AND SIX MONTHS ENDED JULY 29, 2006

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (August 15, 2006)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the second quarter and six months ended July 29, 2006.

Overview of Results

Saks Incorporated recorded a net loss of $51.9 million, or $.38 per share, for the second quarter ended July 29, 2006. The quarter included net after-tax charges totaling $13.9 million, or $.10 per share, primarily consisting of (i) a $12.8 million, or $.09 per share, non-cash charge related to the treatment under Financial Accounting Standard 123(r) (“FAS 123(r)”) of the anti-dilutive adjustment made to outstanding options related to the Company’s $4 per share dividend and (ii) a $1.1 million, or $.01 per share, charge primarily related to asset impairments and dispositions.

In accordance with the provisions of FAS 123(r), which became effective at the beginning of the Company’s fiscal year, the Company recorded an after-tax non-cash $12.8 million charge related to the adjustment of the number of stock options and their associated exercise prices. As a result of the May 1, 2006 $4 per share dividend, the Human Resources Committee of the Company’s Board of Directors exercised its discretion under anti-dilution provisions of the Company’s employee stock option plans to adjust the exercise price and number of stock options to reflect the change in the share price on the May 2, 2006 ex-dividend date. The option holders received no incremental economic value from the anti-dilution adjustment; however, the application of the FAS 123(r) revaluation requirements resulted in a $12.8 million after-tax non-cash charge.

The current year quarter also included (amounts are net of taxes):

•	expenses of approximately $0.8 million, or $.01 per share, related to legal and other costs associated with the previously disclosed investigations by the Securities and Exchange Commission and the Office of the United States Attorney for the Southern District of New York, which are ongoing, and

•	expenses of approximately $3.6 million, or $.03 per share, related to retention and severance as the Company downsizes its organizational structure.

The Company recorded net income of $8.2 million, or $.06 per share, for the prior year second quarter ended July 30, 2005. This net income included an after-tax gain on discontinued operations of $77.8 million, or $.54 per share, related to the Proffitt’s/McRae’s business, partially offset by an after-tax loss of $18.8 million, or $.13 per share, primarily related to a loss on debt extinguishment. The prior year second quarter also included legal and other expenses related to the investigations totaling approximately $3.3 million (net of taxes), or $.02 per share, and approximately $3.5 million (net of taxes), or $.02 per share, of severance and retention expenses. Since the transition service agreements related to Proffitt’s/McRae’s with Belk, Inc. have ended, the Proffitt’s/McRae’s business has now been classified as “discontinued operations” in the prior year financial statements.

For the six months ended July 29, 2006, the Company recorded net income of $26.0 million, or $.19 per share. The period included a net after-tax gain of $52.8 million, or $.39 per share, primarily related to the gain on the sale of NDSG of $69.0 million, or $.51 per share, partially offset by the FAS 123(r) charge noted above and asset impairments and dispositions of $3.4 million, or $.03 per share.

The six months also included (amounts are net of taxes):

•	expenses of approximately $1.8 million, or $.01 per share, related to legal and other costs associated with the previously disclosed investigations;

•	expenses of approximately $7.6 million, or $.06 per share, related to retention and severance; and

•	income of approximately $2.5 million, or $.02 per share, due to the favorable conclusion of certain tax examinations.

The Company recorded net income of $24.4 million, or $.17 per share, for the prior year six months ended July 30, 2005. This net income included an after-tax gain on discontinued operations of $80.2 million, or $.56 per share, related to the Proffitt’s/McRae’s business, partially offset by an after-tax loss of $17.3 million, or $.12 per share, primarily related to the aforementioned loss on debt extinguishment. The prior year six months also included legal and other expenses related to the investigations totaling approximately $5.6 million (net of taxes), or $.04 per share, and approximately $3.5 million (net of taxes), or $.02 per share, of retention expenses.

For the current year second quarter, consolidated comparable store sales increased 2.9%. Total revenues declined 37.4% for the quarter, primarily reflecting the sale of the NDSG business. The consolidated gross margin rate declined by 160 basis points from last year, principally due to the sale of NDSG. The gross margin rate at both Parisian and SFAE was essentially flat on a year-over-year basis for the quarter. As a percent of sales, SG&A expenses increased by approximately 160 basis points over the prior year; however, excluding the charge associated with the FAS 123(r) ($19.6 million on a pre-tax basis), SG&A expenses would have declined approximately 100 basis points year-over-year. Other operating expenses (depreciation, rent, and taxes other than income taxes) increased 100 basis points as a percent of sales since these expenses typically are higher as a percent of sales for SFAE and Parisian than at the SDSG businesses that were sold.

For the current year six months, consolidated comparable store sales were flat with last year, and total sales declined 30.8% principally due to the sale of NDSG. The gross margin rate was 80 basis points below last year primarily due to the sale of NDSG. As a percent of sales, SG&A expenses increased approximately 80 basis points over the prior year; however, excluding the FAS 123(r) charge, SG&A expenses would have declined approximately 30 basis points year-over-year. As a percent of sales, other operating expenses increased 50 basis points over last year principally due to the sale NDSG.

Second Quarter and Six Months Segment Performance and Commentary

For the second quarter and six months ended July 29, 2006, operating income (loss) by segment (in millions) was as follows:

	Quarter Ended July 29, 2006	Quarter Ended July 30, 2005	Six Months Ended July 29, 2006	Six Months Ended July 30, 2005
SDSG	$(1.0)	$(0.9)	$(2.8)	$15.0
SFAE	(33.3)	(42.8)	6.3	(2.0)
Items not allocated	(40.6)	(23.4)	142.8	(32.3)

Total	$(74.9)	$(67.1)	$146.3	$(19.3)

Items not allocated to the business segments are comprised of the gain on the sale of the NDSG business (approximately $205.1 million for the six months ended July 29, 2006); the cost of certain services performed on behalf of the entire company; and those items not considered by corporate management in assessing segment operating performance, such as impairments, gains or losses on long-lived assets, certain store closing charges, debt restructuring charges, FAS 123(r) expenses associated with anti-dilution adjustments, and certain retention and severance costs. Expenses associated with the investigations have been allocated to SFAE.

Comments on the Quarter and Six Months

SDSG

In the current year second quarter, SDSG consists of the operations of Parisian and Club Libby Lu. For the prior year second quarter, SDSG also included the operations of NDSG for the entire quarter. The Proffitt’s/McRae’s business through July 2, 2005 is reflected as discontinued operations for both the three and six month periods.

For the second quarter, SDSG generated an operating loss of $1.0 million compared to an operating loss of $0.9 million last year. SDSG’s second quarter consolidated performance reflected a comparable store sales increase of 1.0% and a total sales decline of 72.9% (related to the sale of NDSG). SDSG’s year-over-year gross margin rate was essentially flat for the quarter. Through careful expense management, as a percent of sales, SG&A expenses declined modestly over the prior year. As a percent of sales, other operating expenses (primarily rents and depreciation) were higher for the Parisian business than at the NDSG business that was sold. Consequently, as a percent of sales, these expenses rose over last year.

Steve Sadove, Chief Executive Officer of the Company, noted, “I am satisfied with SDSG’s operating performance, particularly in light of the distraction of the ongoing strategic alternatives process at Parisian.

“We are pleased that the strategic alternatives process successfully concluded with our agreement to sell the Parisian business to Belk for $285 million. This transaction is the next appropriate step in our department store divestiture process and one that will allow us to focus our future time and resources on improving the operations of our core Saks Fifth Avenue business. I believe this transaction is in the long-term best interests of our Company and our shareholders.”

SFAE

SFAE’s second quarter operating loss totaled $33.3 million, a 22% improvement from the $42.8 million loss posted in the prior year.

For the quarter, SFAE’s comparable store sales rose 3.4%. SFAE’s gross margin rate was essentially flat with last year. Year-over-year SG&A expenses declined approximately 9%, driving a substantial improvement in the expense rate as a percent of sales. As a percent of sales, other operating expenses (primarily depreciation) rose over the prior year.

Sadove commented, “We are making definite progress at SFAE. I am pleased with the sales performance and expense control demonstrated during the quarter.

“We expect to see improved operating results at SFAE in fall 2006 and even more improvement in 2007. We are working to ensure that our merchandise assortments are appropriate by market, and sales of early fall merchandise receipts are encouraging. We are also focused on improving our gross margin rate performance through improved inventory management, further reducing our operating expenses, and spending capital in a disciplined manner with a focus on return on investment.”

Balance Sheet Highlights

Consolidated inventories at July 29, 2006 totaled $804.4 million, a 37% decrease from the prior year, which primarily related to the sale of Proffitt’s/McRae’s and NDSG. Consolidated comparable store inventories increased approximately 4% over last year, primarily attributable to a planned increase at SFAE.

The Company ended the quarter with approximately $502 million of cash on hand. During the quarter, the company paid a $4 per share special cash dividend to shareholders, which totaled $547 million.

At quarter end, the Company had no outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at July 29, 2006 totaled approximately $692.3 million, and debt-to-capitalization was 30.8%.

Sadove noted, “Upon completion of the Parisian transaction, the Company will have generated approximately $2.1 billion in total consideration, which includes nearly $2.0 billion in cash, from the sales of Proffitt’s/McRae’s, NDSG, and Parisian. Thus far, we have used a portion of the proceeds to pay a $4 per share special dividend totaling $547 million, to purchase nearly $225 million in common stock, and to reduce indebtedness by over $600 million. The Company currently has invested cash of approximately $500 million and no principal borrowings under its revolving credit facility. We believe we have a strong balance sheet, and we are optimistic about the future performance of the SFAE business. As a result, we currently believe that it will be appropriate to distribute a substantial portion of existing cash plus the net proceeds from the Parisian sale to our shareholders. We are reviewing strategies to do so, including share repurchases, a special cash dividend, or a combination of the two.”

The Company has remaining availability of approximately 37.8 million shares under its 70 million share repurchase authorization. The Company did not repurchase any shares during the second quarter.

Outlook for the Balance of 2006 and Beyond

Sadove noted, “Our main focus areas for the remainder of 2006 continue to be:

•	improve the operating performance of SFAE, targeting mid-single digit comps and substantial year-over-year improvement in the SFAE gross margin rate;

•	consummate the Parisian transaction with Belk;

•	complete our transition service agreement (“TSA”) for NDSG with Bon-Ton and begin our TSA for Parisian with Belk;

•	continue implementing our plans for a cost-effective support infrastructure, which process will accelerate once the TSA periods end; and

•	effectively and efficiency deploy our excess cash for the benefit of our shareholders.”

Management believes that the following assumptions are reasonable for the second half of 2006 (assuming that the Parisian transaction is consummated by the end of the third fiscal quarter):

•	Interest expense approximating $25 million.

•	Depreciation and amortization ranging from $60 million to $70 million.

•	An effective tax rate of approximately 40.0%.

For the full year (assuming the Parisian transaction is consummated by the end of the third fiscal quarter), management expects net capital spending will total approximately $150 million to $175 million. The major components of this spending include approximately: (i) $60 million for SFAE expansions and remodels, (ii) $35 million for new and remodeled Parisian stores, and (iii) the balance primarily for merchandising, maintenance capital, and information technology.

The Company’s three-to-four year operating margin goal for SFAE remains at 8%. This operating margin goal includes the absorption of approximately $20 million of the previously “unallocated” corporate expenses.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the second quarter ended July 29, 2006 compared to last year’s second quarter ended July 30, 2005 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase
SDSG	$169.1	$624.6	(72.9)%	1.0%
SFAE	591.6	589.9	0.3%	3.4%

Total	$760.7	$1,214.5	(37.4)%	2.9%

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the six months ended July 29, 2006 compared to the six months ended July 30, 2005 were:

	This Year	Last Year	Total (Decrease)	Comparable Increase (Decrease)
SDSG	$536.5	$1,306.4	(58.9)%	(0.8)%
SFAE	1,263.9	1,295.7	(2.5)%	0.4%

Total	$1,800.4	$2,602.1	(30.8)%	0.0%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Six Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
SDSG leased commissions	$0.8	$2.9	$2.7	$5.7
SFAE leased commissions	5.5	5.7	12.0	12.0

Total leased commissions	$6.3	$8.6	$14.7	$17.7

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, August 15, 2006 to discuss second quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4593959).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue Enterprises (“SFAE”) which is comprised of 54 Saks Fifth Avenue luxury department stores, 50 Saks Off 5th outlet stores, and saks.com. The Company also operates Saks Department Store Group (“SDSG”) consisting of 38 Parisian specialty department stores and 62 Club Libby Lu specialty stores.

On July 5, 2005, the Company sold substantially all of the assets directly involved in the Company’s SDSG Proffitt’s and McRae’s department store operations to Belk, Inc., and on March 6, 2006, the Company sold substantially all of the assets directly involved in the Company’s SDSG Northern Department Store Group (“NDSG”) business to The Bon-Ton Stores, Inc. In August 2006, the Company announced that had agreed to sell its Parisian business to Belk for $285 million in cash. The transaction is expected to be completed in the third fiscal quarter of 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the successful consummation of the Parisian transaction. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	July 29, 2006		July 30, 2005
Net sales	$760,656	100.0%	$1,214,530	100.0%
Cost of sales	506,051	66.5%	788,683	64.9%

Gross margin	254,605	33.5%	425,847	35.1%

Selling, general and administrative expenses	235,488	31.0%	356,987	29.4%
Other operating expenses	92,311	12.1%	135,144	11.1%
Store pre-opening costs	218	0.0%	598	0.0%
Impairments and dispositions	1,532	0.2%	225	0.0%

Operating loss	(74,944)	-9.9%	(67,107)	-5.5%
Other income (expense):
Interest expense	(11,666)	-1.5%	(26,314)	-2.2%
Gain (loss) on extinguishment of debt	7	0.0%	(28,991)	-2.4%
Other income, net	6,932	0.9%	2,967	0.2%

Loss from continuing operations before benefit for income taxes	(79,671)	-10.5%	(119,445)	-9.8%

Benefit for income taxes	(27,816)	-3.7%	(49,813)	-4.1%

Loss from continuing operations	(51,855)	-6.8%	(69,632)	-5.7%

Discontinued operations:
Income from operations of Proffitt’s/McRae’s (including gain on disposal of $156,916)	—	0.0%	160,196	13.2%
Provision for income taxes	—	0.0%	82,370	6.8%

Gain from discontinued operations	—	0.0%	77,826	6.4%

Net income (loss)	$(51,855)	-6.8%	$8,194	0.7%

Basic earnings (loss) per common share:	$(0.38)		$0.06
Diluted earnings (loss) per common share:	$(0.38)		$0.06

Weighted average common shares:
Basic	135,222		139,120
Diluted	135,222		145,005

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Six Months Ended
	July 29, 2006		July 30, 2005
Net sales	$1,800,409	100.0%	$2,602,054	100.0%
Cost of sales	1,143,591	63.5%	1,630,383	62.7%

Gross margin	656,818	36.5%	971,671	37.3%

Selling, general and administrative expenses	510,622	28.4%	718,954	27.6%
Other operating expenses	198,862	11.0%	274,219	10.5%
Store pre-opening costs	504	0.0%	858	0.0%
Impairments and dispositions	(199,454)	-11.1%	(3,024)	-0.1%

Operating income (loss)	146,284	8.1%	(19,336)	-0.7%
Other income (expense):
Interest expense	(25,781)	-1.4%	(54,524)	-2.1%
Gain (loss) on extinguishment of debt	7	0.0%	(28,991)	-1.1%
Other income, net	15,751	0.9%	5,225	0.2%

Income (loss) from continuing operations before provision (benefit) for income taxes	136,261	7.6%	(97,626)	-3.8%

Provision (benefit) for income taxes	110,218	6.1%	(41,751)	-1.6%

Income (loss) from continuing operations	26,043	1.4%	(55,875)	-2.1%

Discontinued operations:
Income from operations of Proffitt’s/McRae’s (including gain on disposal of $156,916)	—	0.0%	164,460	9.1%
Provision for income taxes	—	0.0%	84,220	4.7%

Gain from discontinued operations	—	0.0%	80,240	3.1%

Net income	$26,043	1.4%	$24,365	0.9%

Basic earnings per common share:	$0.19		$0.18
Diluted earnings per common share:	$0.19		$0.17

Weighted average common shares:
Basic	134,741		138,723
Diluted	136,593		144,372

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	July 29, 2006	July 30, 2005
ASSETS
Current assets
Cash and cash equivalents	$501,955	$249,964
Merchandise inventories	804,372	1,283,715
Other current assets	192,898	162,849
Deferred income taxes, net	33,317	88,345

Total current assets	1,532,542	1,784,873

Property and equipment, net	1,335,732	1,780,744
Goodwill and intangibles, net	4,368	235,362
Deferred income taxes, net	157,648	235,208
Other assets	36,676	58,692

TOTAL ASSETS	$3,066,966	$4,094,879

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$222,195	$393,823
Accrued expenses and other current liabilities	415,006	501,753
Current portion of long-term debt	7,441	7,525

Total current liabilities	644,642	903,101

Long-term debt	684,818	755,167
Other long-term liabilities	171,299	322,525

Total shareholders’ equity	1,556,207	2,114,086

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,056,966	$4,094,879

NOTE: BEFORE RECLASSIFICATION OF ASSETS HELD FOR SALE

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	July 29, 2006	July 30, 2005
Net Sales:
Saks Department Stores Group	$169,071	$624,579
Saks Fifth Avenue Enterprises	591,585	589,951

	$760,656	$1,214,530

Operating Income:
Saks Department Stores Group	$(981)	$(929)
Saks Fifth Avenue Enterprises	(33,357)	(42,826)
Items not allocated	(40,606)	(23,352)

	$(74,944)	$(67,107)

Depreciation and Amortization:
Saks Department Stores Group	$7,449	$26,235
Saks Fifth Avenue Enterprises	28,937	25,660
Other	538	693

	$36,924	$52,588

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Six Months Ended
	July 29, 2006	July 30, 2005
Net Sales:
Saks Department Stores Group	$536,522	$1,306,333
Saks Fifth Avenue Enterprises	1,263,887	1,295,721

	$1,800,409	$2,602,054

Operating Income:
Saks Department Stores Group	$(2,797)	$14,955
Saks Fifth Avenue Enterprises	6,336	(1,996)
Items not allocated	142,745	(32,295)

	$146,284	$(19,336)

Depreciation and Amortization:
Saks Department Stores Group	$15,484	$52,086
Saks Fifth Avenue Enterprises	56,063	50,852
Other	1,142	1,253

	$72,689	$104,191

SAKS INCORPORATED

SUMMARY OF CHARGES AND GAINS

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended		(UNAUDITED) Six Months Ended
	July 29, 2006	July 30, 2005	July 29, 2006	July 30, 2005
Summary of (Charges) and Gains:

Impairments and Dispositions - In Normal Course	$(785)	$(257)	$(5,202)	$(244)

Gain (Loss) on Extinguishment of Debt	7	(28,992)	7	(28,992)

Bon-Ton Transaction:
Impairments and Dispositions	(296)	—	205,147	—

SFAE Store Closings:
Impairments and Dispositions	(485)	(285)	(497)	2,865
Gross Margin (markdowns)	—	(554)	—	(241)
SG&A (principally severance)	(181)	(706)	24	(1,363)

East NC Store Closings:
Impairments and Dispositions	—	—	—	87
Gross Margin (markdowns)	—	11	—	(581)

Option Expense on Dividend (SG&A)	(19,621)	—	(19,621)	—
Other	(3)	—	(44)	—
Income Taxes:
Income Tax Effect of Above Items	7,478	12,005	(127,017)	11,126

Net, After-Tax Certain Gains and Charges	$(13,886)	$(18,778)	$52,797	$(17,343)

Cash/Non-Cash Summary of (Charges) and Gains:

Cash Gains and Charges	$(667)	$(3,927)	$1,020,485	$8,921
Non-Cash Gains and Charges	(20,697)	(26,856)	(840,671)	(37,390)
Income Tax Effect	7,478	12,005	(127,017)	11,126

Net, After-Tax Certain Gains and Charges	$(13,886)	$(18,778)	$52,797	$(17,343)